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                                                                    Exhibit 4.12

          AGREEMENT (this "Agreement"), dated as of July 16, 2001, between ARAMARK CORPORATION, a Delaware corporation (the "Company"), and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("MetLife", and together with the Company, the "Parties" and each individually, a "Party").


          WHEREAS, the Parties have entered into an Amended and Restated Stockholders' Agreement, dated as of December 14, 1994 (the "Stockholders Agreement");

          WHEREAS, the Parties have entered into an Amended and Restated Registration Rights Agreement, dated as of April 7, 1988 (the "Registration Rights Agreement"), and into an Amendment and Waiver, dated as of the date hereof, in connection with the Registration Rights Agreement (the "Amendment and Waiver");

          WHEREAS, in consideration for MetLife entering into the Amendment and Waiver, the Company has agreed to enter into this Agreement; and

          WHEREAS, any capitalized term not defined herein shall have the meaning given to such term in the Amendment and Waiver.

          NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

          SECTION 1.  Permitted Transfers. MetLife shall have the right after
                      -------------------
the S-1 Filing Date referenced in the Amendment and Waiver (but prior to the earlier of March 1, 2002 or the decision by the Company to postpone or cancel the Reorganization or the IPO) to transfer any number of shares of Common Stock, par value $0.01 per share, of the Company owned by MetLife as of any date (the "Shares") to the Permitted Transferee (as defined in Schedule I), and the Company hereby waives its rights of first refusal set forth in Sections 4.02, 4.03, 4.04, 4.05 and 4.07 of the Stockholders Agreement with respect to any such transfer to the Permitted Transferee; provided that the Permitted Transferee executes a counterpart of the Stockholders Agreement (without giving effect to this Agreement), the Registration Rights Agreement and the Amendment and Waiver. Pursuant to Section 8(c) of the Amendment and Waiver, the Company hereby agrees to permit MetLife to disclose, after the filing of the registration statement relating to the IPO, the Amendment and Waiver in connection with any transfer to a Permitted Transferee, provided that such transferee agrees to execute and be bound by the Amendment and Waiver.

          SECTION 2.  Miscellaneous.  (a) Each Party shall bear its own costs
                      -------------
and expenses incurred in connection with this Agreement.

          (b) This Agreement may be executed by the Parties in one or more counterparts, and all of such counterparts shall be deemed to constitute one and the same instrument. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.
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                                                                               2



          (c) This Agreement and the rights and obligations hereunder may not be assigned, in whole or in part, by either Party. Any purported assignment in violation of this Section 2(c) shall be void and unenforceable. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than MetLife's successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (d) The Company shall not disclose the information set forth in Schedules I and II hereto except (a) to its officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the Company shall promptly inform MetLife), or (c) as otherwise permitted with the prior written consent of MetLife. Notwithstanding the foregoing, MetLife hereby consents to disclosure in the registration statements relating to the IPO and the Reorganization concerning (i) the beneficial ownership by one of such Permitted Transferees of shares of (x) Class A common stock of the Company and (y) Class A-1 common stock of New ARAMARK and
(ii) the fact that MetLife recently transferred its shares of Class A common stock of the Company to such Permitted Transferee with the Company's consent.

          (e) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
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          IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.


                                    ARAMARK CORPORATION

                                    By:  /s/  Bart J. Colli
                                         ------------------------------
                                         Name:  Bart J. Colli
                                         Title: E.V.P., General
                                                Counsel and Secretary


                                    METROPOLITAN LIFE INSURANCE COMPANY

                                    By:  /s/  Leith R. Mace
                                         ------------------------------
                                         Name:  Leith R. Mace
                                         Title: Managing Director
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                                                                      Schedule I


                      Definition of Permitted Transferee
                      ----------------------------------

          "Permitted Transferee" means Portfolio Investment Holdings LLC; provided that (x) to the extent a securities affiliate of the sole equity member of Portfolio Investment Holdings LLC is an underwriter in the syndicate for the IPO or (y) in the event the sole equity member of Portfolio Investment Holdings LLC does not accept the transfer of the Shares, then the Permitted Transferee may be one of the persons or entities set forth on Schedule II.  In clarification of the foregoing provision, MetLife agrees that if it determines to transfer any Shares pursuant to Section 1 of the Agreement to which this
Schedule is attached, such transfer (x) may involve a substantially concurrent interim transfer of a minority portion of such Shares to another equity owner of the Permitted Transferee and (y) shall result in no more than one Permitted Transferee holding all of such Shares and MetLife shall seek to transfer such Shares to one such Permitted Transferee in the order that the Permitted Transferees appear on Schedule II.
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                                                                     Schedule II


                   List of Alternative Permitted Transferees
                   -----------------------------------------


     1. An affiliate of Blum Capital Partners, L.P. in which MetLife or one of its affiliates has the principal economic interest.

     2. Any other person or entity reasonably acceptable to the Company and in which MetLife has the principal economic interest.